EXHIBIT 99.1

LHC Group Announces Fourth Quarter and Full-Year 2012 Results

LAFAYETTE, La., March 6, 2013 (GLOBE NEWSWIRE) -- LHC Group Inc. (Nasdaq:LHCG), a national provider of post-acute care services, today announced its financial results for the three months and year ended December 31, 2012.

Financial Results for the Fourth Quarter

  Net service revenue for the fourth quarter of 2012 was $161.8 million, compared with $157.7 million for the same period in 2011.
  Net income attributable to LHC Group for the fourth quarter of 2012 was $7.4 million, compared with $7.2 million for the same period in 2011.
  Diluted earnings per share was $0.43 for the fourth quarter of 2012, compared with $0.39 for the same period in 2011.
  Organic growth in new home health admissions was 5.6% for the fourth quarter of 2012.

Financial Results for the Year

  Net service revenue for the year ended December 31, 2012, was $637.6 million, compared with $633.9 million for the same period in 2011.
  Net income attributable to LHC Group for the year ended December 31, 2012, was $27.4 million, compared with a net loss attributable to LHC Group for year ended December 31, 2011, of $13.2 million, which included a $45 million after-tax charge related to fees and legal expense associated with the third quarter 2011 settlement agreement with the government.
  Diluted earnings per share was $1.53 for the year ended December 31, 2012, compared with a loss per share of $0.73, including the aforementioned third quarter 2011 settlement with the government, for the same period in 2011.
  Organic growth in new home health admissions was 5.1% for the year ended December 31, 2012.

In commenting on the results, Keith G. Myers, Chief Executive Officer of LHC Group, said, "We are pleased with our operating results and the overall performance of our company and our team in 2012. We ended the year with solid momentum in both volume growth and cost containment, while going through a strategic alternative process during the first half of the year and converting to a new point-of-care software system. Most importantly, our team of dedicated caregivers in communities throughout the country continues to provide the highest quality of care, day in and day out, to the patients, families and communities we serve. As we look ahead to the remainder of 2013 and beyond, we are well prepared and well positioned to continue increasing shareholder value by focusing on efficiencies while capitalizing on the opportunities we see ahead for both internal and external volume growth."

FY 2013 Guidance

Fiscal year net service revenue is expected to be in the range of $660 million to $680 million, and fully diluted earnings per share are expected to be in the range of $1.10 to $1.30. This guidance includes the negative impact of sequestration, which is an approximate $8.5 million reduction in Medicare revenue and $0.30 reduction in fully diluted earnings per share for the nine month period of April 1 to December 31, 2013. This guidance assumes that sequestration will affect the reimbursement on Medicare patients whose service dates end on and after April 1. This guidance also includes the impact of the recently announced acquisition of the home health service line of Addus HomeCare Corp. This guidance, however, does not take into account the impact of other future reimbursement changes, if any, future acquisitions or share repurchases, if made, de novo locations, if opened, or future legal expenses, if necessary.

Conference Call

LHC Group will host a conference call Thursday, March 7, 2013, at 11 a.m. Eastern time to discuss its fourth quarter and year-end 2012 results. The toll-free number to call for this interactive teleconference is (866) 393-1608 (international callers should call 973-890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, March 14, 2013, by dialing (855) 859‑2056 (international callers should call 404-537-3406) and entering confirmation number 89678158. A live broadcast of LHC Group's conference call will be available under the Investor Relations section of the company's website, www.LHCgroup.com. A one-year online replay will be available approximately an hour after the conclusion of the live broadcast.

About LHC Group Inc.

LHC Group Inc. is a national provider of post-acute care, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the company's future financial performance and the strength of the company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (amounts in thousands, except share data) (unaudited)
	Dec. 31, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash	$ 9,720	$ 256
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $11,863 and $10,692, respectively	83,951	91,183
Other receivables	589	1,636
Amounts due from governmental entities	1,596	315
Total receivables, net	86,136	93,134
Deferred income taxes	7,671	7,269
Prepaid income taxes	7,436	26,667
Prepaid expenses	6,818	6,576
Other current assets	2,949	4,363
Total current assets	120,730	138,265
Property, building and equipment, net of accumulated depreciation of $34,331 and $28,073, respectively	29,531	28,182
Goodwill	169,150	164,731
Intangible assets, net of accumulated amortization of $2,985 and $2,325, respectively	62,042	59,389
Other assets	5,441	5,809
Total assets	$ 386,894	$ 396,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$ 14,897	$ 23,119
Salaries, wages and benefits payable	29,890	25,571
Self insurance payable	5,444	5,612
Amounts due to governmental entities	4,979	3,234
Total current liabilities	55,210	57,536
Deferred income taxes	25,129	22,523
Income tax payable	3,415	3,415
Revolving credit facility	19,500	34,820
Total liabilities	103,254	118,294
Noncontrolling interest- redeemable	11,426	11,348
Stockholders' equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 21,578,772 and 21,374,264 shares issued and 16,925,733 and 18,298,659 shares outstanding, respectively	216	183
Treasury stock – 4,653,039 and 3,075,605 shares at cost, respectively	(33,846)	(6,216)
Additional paid-in capital	100,619	95,964
Retained earnings	201,192	173,752
Total LHC Group Inc. stockholders' equity	268,181	263,683
Noncontrolling interest- non-redeemable	4,033	3,051
Total equity	272,214	266,734
Total liabilities and stockholders' equity	$ 386,894	$ 396,376

LHC GROUP INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands, except share and per share data) (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net service revenue	$ 161,827	$ 157,676	$ 637,569	$ 633,872
Cost of service revenue	92,441	89,359	365,752	352,346
Gross margin	69,386	68,317	271,817	281,526
Provision for bad debts	3,480	3,417	11,875	12,320
General and administrative expenses	50,674	50,737	205,637	210,588
Settlement with government agencies	–	–	–	65,000
Operating income (loss)	15,232	14,163	54,305	(6,382)
Interest expense	(578)	(511)	(1,550)	(1,018)
Gain (loss) on the sale of assets and entities	(5)	54	(105)	59
Non-operating income	81	154	289	1,722
Income (loss) from continuing operations before income taxes and noncontrolling interest	14,730	13,860	52,939	(5,619)
Income tax expense (benefit)	4,805	4,452	17,511	(1,968)
Net income (loss) from continuing operations	9,925	9,408	35,428	(3,651)
Less net income attributable to noncontrolling interest	2,525	2,174	7,988	9,593
Net income (loss) attributable to LHC Group, Inc.'s common stockholders	$ 7,400	$ 7,234	$ 27,440	$ (13,244)

Earnings per share – basic:
Net income (loss) attributable to LHC Group, Inc.'s common stockholders	$ 0.43	$ 0.40	$ 1.54	$ (0.73)

Earnings per share – diluted:
Net income (loss) attributable to LHC Group, Inc.'s common stockholders	$ 0.43	$ 0.39	$ 1.53	$ (0.73)

Weighted average shares outstanding:
Basic	17,056,611	18,296,062	17,853,321	18,265,118
Diluted	17,155,909	18,353,505	17,899,195	18,265,118

LHC GROUP INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)
	Year Ended December 31,
	2012	2011

Operating activities
Net income (loss)	$ 35,428	$ (3,651)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	7,806	7,521
Provision for bad debts	11,875	12,320
Stock based compensation expense	4,390	4,092
Deferred income taxes	2,204	4,378
Loss on sale of assets	105	–
Other intangibles impairment change	650	–
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(4,497)	(21,024)
Prepaid expenses, other assets	1,780	6,247
Prepaid income taxes	18,855	(17,926)
Accounts payable and accrued expenses	(4,288)	4,478
Net amounts due to/from governmental entities	464	189
Net cash provided by (used in) operating activities	74,772	(3,376)

Investing activities
Purchases of property, building, and equipment	(8,415)	(11,680)
Proceeds from sale of assets	33	–
Cash paid for acquisitions, primarily goodwill and intangible assets and advance payment on acquisitions	(6,758)	(7,945)
Net cash used in investing activities	(15,140)	(19,625)

Financing activities
Proceeds from line of credit	188,561	142,995
Payments on line of credit	(203,881)	(108,175)
Payments on capital leases	–	(14)
Excess tax benefits from vesting of restricted stock	–	320
Proceeds from issuance of common stock under Employee Stock Purchase Plan	783	860
Noncontrolling interest distributions	(8,444)	(11,857)
Purchase of additional controlling interest	(309)	(891)
Sale of noncontrolling interest	80	308
Repurchase of common stock	(26,958)	(577)
Net cash (used in) provided by financing activities	(50,168)	22,969
Change in cash	9,464	(32)
Cash at beginning of period	256	288
Cash at end of period	$ 9,720	$ 256

Supplemental disclosures of cash flow information
Interest paid	$ 1,550	$ 1,018
Income taxes paid	$ 8,645	$ 11,363

LHC GROUP INC. AND SUBSIDIARIES SEGMENT INFORMATION (amounts in thousands) (unaudited)
	Three Months Ended December 31, 2012			Year Ended December 31, 2012
	Home-Based Services	Facility-Based Services	Total	Home-Based Services	Facility-Based Services	Total
Net service revenue	$ 143,894	$ 17,933	$ 161,827	$ 563,741	$ 73,828	$ 637,569
Cost of service revenue	81,842	10,599	92,441	322,189	43,563	365,752
Provision for bad debts	2,967	513	3,480	10,593	1,282	11,875
General and administrative expenses	45,573	5,101	50,674	184,125	21,512	205,637
Operating income	13,512	1,720	15,232	46,834	7,471	54,305
Interest expense	(482)	(96)	(578)	(1,356)	(194)	(1,550)
Non-operating income, including gain on sale of assets	56	20	76	133	51	184
Income before income taxes and noncontrolling interest	13,086	1,644	14,730	45,611	7,328	52,939
Income tax expense	3,979	826	4,805	15,457	2,054	17,511
Net income	9,107	818	9,925	30,154	5,274	35,428
Noncontrolling interest	2,138	387	2,525	6,964	1,024	7,988
Net income attributable to LHC Group Inc.	$ 6,969	$ 431	$ 7,400	$ 23,190	$ 4,250	$ 27,440
Total assets	$ 349,740	$ 37,154	$ 386,894	$ 349,740	$ 37,154	$ 386,894

	Three Months Ended December 31, 2011			Year Ended December 31, 2011
	Home-Based Services	Facility-Based Services	Total	Home-Based Services	Facility-Based Services	Total
Net service revenue	$ 139,167	$ 18,509	$ 157,676	$ 557,901	$ 75,971	$ 633,872
Cost of service revenue	78,591	10,768	89,359	307,744	44,602	352,346
Provision for bad debts	3,178	239	3,417	11,680	640	12,320
General and administrative expenses	45,222	5,515	50,737	190,264	20,324	210,588
Settlement with government agencies	–	–	–	65,000	–	65,000
Operating income (loss)	12,176	1,987	14,163	(16,787)	10,405	(6,382)
Interest expense	(458)	(53)	(511)	(914)	(104)	(1,018)
Non-operating income, including gain on sale of assets	129	79	208	1,645	136	1,781
Income (loss) before income taxes and noncontrolling interest	11,847	2,013	13,860	(16,056)	10,437	(5,619)
Income tax expense (benefit)	3,710	742	4,452	(4,201)	2,233	(1,968)
Net income (loss)	8,137	1,271	9,408	(11,855)	8,204	(3,651)
Noncontrolling interest	2,000	174	2,174	8,404	1,189	9,593
Net income (loss) attributable to LHC Group Inc.	$ 6,137	$ 1,097	$ 7,234	$ (20,259)	$ 7,015	$ (13,244)
Total assets	$ 360,340	$ 36,036	$ 396,376	$ 360,340	$ 36,036	$ 396,376

LHC GROUP INC. AND SUBSIDIARIES SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Key Data:
Home-Based Services:
Home Health
Locations	232	247	232	247
Acquired	1	0	3	5
De novo	0	3	0	6
Total new admissions	27,443	25,410	108,938	102,326
Medicare new admissions	18,665	17,803	73,963	72,260
Average daily census	33,103	31,692	32,834	32,165
Average Medicare daily census	24,765	24,301	24,639	24,899
Medicare completed and billed episodes	41,563	41,391	167,029	169,189
Average Medicare case mix for completed and billed Medicare episodes	1.27	1.26	1.25	1.25
Average reimbursement per completed and billed Medicare episodes	$ 2,374	$ 2,383	$ 2,336	$ 2,357
Total visits	902,275	845,709	3,580,231	3,471,752
Total Medicare visits	660,289	624,682	2,609,218	2,602,347
Average visits per completed and billed Medicare episodes	15.9	15.1	16.0	15.4
Organic growth (1):
Net revenue	1.3%	-7.9%	-0.5%	-2.5%
Net Medicare revenue	-1.3%	-8.6%	-3.7%	-4.3%
Total new admissions	5.6%	0.9%	5.1%	7.5%
Medicare new admissions	3.3%	1.0%	1.5%	5.4%
Average daily census	3.3%	-8.6%	1.6%	-2.3%
Average Medicare daily census	1.2%	-9.5%	-1.3%	-4.1%
Medicare completed and billed episodes	-0.5%	-9.0%	-1.6%	-0.1%

Hospice
Locations	32	32	32	32
Acquired	0	0	0	8
Admissions	1,126	972	4,424	3,997
Average Daily Census	1,037	905	1,000	897
Patient Days	95,374	83,233	364,874	327,313
Average revenue per patient day	$ 139	$ 137	$ 138	$ 136

Facility-Based Services:
Long-term Acute Care
Locations	9	9	9	9
Patient days	15,552	15,953	62,900	61,939
Patient acuity mix	0.99	1.03	1.00	1.03
Average revenue per patient day	$ 1,173	$ 1,129	$ 1,151	$ 1,168

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.
CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com